Exhibit 99.1

Contacts:

Linda Baddour

+910 772 6999

linda.baddour@wilm.ppdi.com

Steve Smith

+910 772 7585

stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Highlights:

•	EPS of $0.41 per share
•	Second quarter cash flow from operations of $45.5 million
•	Sequential increase in development segment margins

WILMINGTON, N.C., July 14, 2004—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2004.

For the second quarter of 2004, PPD recorded net revenue of $200.5 million, an increase of 8.4 percent over net revenue of $185.0 million for the second quarter of 2003. Net revenue for the second quarter 2004 included reimbursed out-of-pockets of $15.3 million, compared to $16.3 million for the same period in 2003.

Second quarter 2004 income from operations was $32.2 million, a decrease of 5.7 percent from the second quarter of 2003. The decline in second quarter 2004 operating income compared to the same period last year was attributable to several factors. Second quarter 2003 income from operations included the milestone payment that PPD received in connection with the initiation of Phase III clinical trials for dapoxetine. In addition, second quarter 2004 income from operations reflects a $2.1 million pre-tax restructuring charge related to the sublease of our former chemistry building, increased levels of incentive compensation accruals and foreign currency fluctuations.

Second quarter 2004 earnings per diluted share was $0.41, compared to $0.30 earnings per diluted share for the same period last year. Second quarter 2004 earnings per diluted share of $0.41 reflects a non-cash charge of $2.0 million related to the impairment of an equity investment, the restructuring charge and a $3.7 million tax benefit associated with the utilization of previously reserved capital loss carryforwards.

Development segment net revenue, which does not include reimbursed out-of-pocket expenses, for the second quarter of 2004 was $183.2 million, an increase of 13.4 percent over the same period in 2003. Development segment income from operations for the second quarter 2004 was $38.0 million, compared to $36.7 million for the same period in 2003. For the second quarter 2004, development segment operating margin expanded sequentially 41 basis points over the first quarter 2004.

PPD Announces Second Quarter 2004 Earnings

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $2.0 million for the second quarter of 2004, compared to net revenue of $7.1 million in the same period last year. Net revenue for the second quarter of 2003 included the dapoxetine milestone payment. Discovery sciences segment second quarter 2004 loss from operations was $5.7 million, compared to a $2.5 million loss from operations for the second quarter 2003. The second quarter 2004 loss from operations included the $2.1 million chemistry restructuring charge.

New business authorizations for the second quarter of 2004 totaled $266.0 million, an increase of 23 percent compared to the second quarter of 2003. New authorizations, net of cancellations, grew 28 percent for the second quarter 2004 versus the same period last year. Year-to-date net days sales outstanding at June 30, 2004, was 42 days. Second quarter 2004 cash flow from operations was $45.5 million, and cash flow from operations for the six months ending June 30, 2004, was $76.4 million. At June 30, 2004, PPD had $161.9 million in cash and minimal debt.

“We continue to make tangible progress across a number of quality and operational initiatives with our investments in people, processes and technology,” stated Fred Eshelman, chief executive officer of PPD. “We are optimistic that our determined effort to improve the way we approach our business and perform for our clients will reflect positive results, and we are excited about the potential client and shareholder value embedded in our compound partnering strategy.”

PPD will conduct a live conference call and audio Webcast tomorrow, July 15, 2004, at 9:00 a.m. ET to discuss its second quarter 2004 results. To access the Webcast, please visit http://www.ppdi.comand follow the directions on PPD’s Investors Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +800 915 4836, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 6,000 professionals in 27 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue:
Development	$183,178	$161,587	$357,892	$317,486
Discovery sciences	2,033	7,124	9,581	10,219
Reimbursed out-of-pockets	15,325	16,259	28,343	27,142

Total net revenue	200,536	184,970	395,816	354,847

Direct costs:
Development	90,834	78,284	179,044	153,003
Discovery sciences	1,282	3,474	2,848	5,008
Reimbursable out-of-pocket expenses	15,325	16,259	28,343	27,142

Total direct costs	107,441	98,017	210,235	185,153

Research and development	3,638	3,725	4,924	7,086
Selling, general and administrative	47,816	41,782	92,975	81,545
Depreciation	6,883	6,837	13,600	13,754
Amortization	417	429	742	719
Restructuring charges	2,114		2,619

Income from operations	32,227	34,180	70,721	66,590

Impairment of equity investments	(2,000)	(8,600)	(2,000)	(8,600)
Other income, net	1,208	706	1,712	1,499

Income before income taxes	31,435	26,286	70,433	59,489
Income tax expense	8,121	9,446	22,355	21,482

Net income	$23,314	$16,840	$48,078	$38,007

Net income per share:
Basic	$0.41	$0.30	$0.86	$0.68

Diluted	$0.41	$0.30	$0.85	$0.68

Weighted average number of shares outstanding:
Basic	56,223	55,699	56,188	55,630

Diluted	56,656	56,179	56,620	56,147

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
Cash and cash equivalents	$161,896	$110,102
Accounts receivable and unbilled services, net	$221,322	$243,494
Working capital	$195,297	$156,601
Total assets	$822,808	$775,467
Unearned income	$104,708	$129,818
Long-term debt, including current portion	$6,828	$7,662
Shareholders' equity	$563,906	$512,521